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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Incorporation of Documents by Reference" in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Charming Shoppes, Inc. Non-Employee Directors Compensation Program and the Charming Shoppes, Inc. Compensation Program for the Non-Employee Chairman of the Board of Directors and to the incorporation by reference therein of our report dated March 20, 1996, with respect to the consolidated financial statements and schedules of Charming Shoppes, Inc. included in its Annual Report (Form 10-K) for the year ended February 3, 1996, filed with the Securities and Exchange Commission.




ERNST & YOUNG, LLP

Philadelphia, Pennsylvania
February 19, 1997